EXHIBIT 99.1

Mobetize Announces Appointment of Independent Director

BLAINE, Wash., Sept. 14, 2015 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTCQB:MPAY) ("Mobetize" or "the Company") today announces the appointment of Donald Duberstein as an independent director and chairman of the Renumeration Committee.

"We are privileged and honoured to welcome Mr. Duberstein to our board," said Dr. Malek Ladki, Chairman of Mobetize. "As one of the earliest investors and advocates of Mobetize, Mr. Duberstein's support has always proved invaluable. The breadth and depth of his business experience, coupled with his keen strategic insight, makes him an ideal choice for independent director as we expand our board in step with our continued growth."

In addition to owning and managing an extensive portfolio of residential and commercial properties across the USA, over the past 38 years, Mr. Duberstein co-founded and chaired a skin care company and has been an active investor in a number of private and public companies in various sectors including display advertising, water filtration systems and sports teams. He also served on the Board of Directors of Selvac Corporation.

Mr. Duberstein graduated from the University of Pennsylvania Phi Beta Kappa, Magna Cum Laude in 1973 and NYU Law School in 1976. He became a member of the New York and Florida Bars in 1977 and also serves as a volunteer to several non-profit enterprises including as the incoming Chairman of the Board of United Hebrew Geriatric Centre.

"I am excited to become a part of the Mobetize team," said Duberstein. "I look forward to working with Ajay Hans, Steve Fowler and Malek Ladki on positioning Mobetize as a future leader in this dynamic mobile payments space."

About Mobetize Corp.

Mobetize Corp. (MPAY) is a global technology leader in mobile commerce payment solutions. Mobetize's brand-able platform enables telecom operators and others, to simplify the delivery of key financial and telecom services. Mobetize ensures end-to-end integration for services such as retail/online payments, mobile air-time top ups, domestic and international money transfers, P2P transfers and Visa/Mastercard programs on mobile devices. Mobetize seamlessly integrates and white labels their secure mobile money platform with their delivery partners to help increase their revenues, decrease customer service costs and increase loyalty to existing offerings. For more information, visit http://www.mobetize.com

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT: Stephen Fowler, CFO
         Mobetize Corp.
         (206) 347-4515

         Gus Okwu, SVP - Investor Relations
         Allison+Partners
         646-428-0638